AMENDMENT NO. 1 TO
                             BROKER/DEALER AGREEMENT


      LAKESIDE MORTGAGE FUND LLC, a California limited liability company ("Issuer"), and ePLANNING SECURITIES, INC., a California corporation ("Broker"), effective as of March 1, 2004, agree as follows:

1. Background and Purpose. Issuer and Broker have entered into that Broker/Dealer Agreement, dated June 2, 2003 (the "Agreement"). The parties now wish to amend the Agreement as set forth below. Unless otherwise indicated, all capitalized terms herein shall have the meanings set forth in the Agreement.

2. Amendment. The Agreement is amended as follows:

      2.1. All references in the Agreement to "February 24, 2003" as the date of the Offering Circular, and the date of the permit issued by the California Department of Corporations ("DOC"), are hereby amended to read "March 1, 2004." This new date reflects the date of the renewal of the permit issued by the DOC pursuant to which the Units are being offered.

      2.2. Section 6 of the Agreement is amended to read as follows:

            Commissions. As consideration for the services provided by Broker hereunder, Issuer shall pay to Broker the following commissions based on amounts paid to Issuer by investors which have been referred by Broker, and which have purchased Units, after having been accepted by Issuer ("Investor Amounts"). Issuer reserves the right to reject any offer (in the form of a completed and executed Subscription Agreement) by a prospective investor referred by Broker, and Broker will be paid the commission hereunder only on consummated sales of Units to investors referred by Broker. Issuer shall pay Broker an amount based on either Plan A or Plan B, as described below, with the selection of the plan made by the particular selling agent of the Broker ("Selling Agent") for each individual investor:

            (a) Plan A. Under Plan A, Issuer shall pay to Broker the following amounts:

                  (i) a commission, to be distributed to the Selling Agent, of six percent (6%) of all Investor Amounts invested by the investor; and

                  (ii) a marketing fee of one half percent (0.5%) of all Investor Amounts invested by the investor.

            These amounts will be paid within thirty (30) days following the purchase of Units by the investor.

            (b) Plan B. Under Plan B, Issuer shall pay to Broker the following amounts:


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                  (i) a commission, to be distributed to the Selling Agent, of four percent (4%) of all Investor Amounts invested by the investor;

                  (ii) a marketing fee of one half percent (0.5%) of all Investor Amounts invested by the investor; and

                  (iii) an annual trailing commission, to be distributed to the Selling Agent, of one half percent (0.5%) of all Investor Amounts of the investor remaining invested with Issuer.

            The amounts described in subparagraphs (i) and (ii) shall be paid within thirty (30) days following the purchase of Units by the investor. The amount described in subparagraph (iii) shall be paid annually for each investor. The amount shall be paid within thirty (30) days following the last day of the quarter in which the anniversary of the initial investment by the investor occurs. The amount of the payment shall be one half percent (0.5%) of the average daily capital account balance of the investor during the previous year which ended on the most recent anniversary date.

3. Effect on Other Provisions. All other provisions of the Agreement which are not amended in this Amendment No. 1 shall be unaffected by this amendment and remain in full force and effect as set forth in the Agreement.

4. Signatures.

                               ePLANNING, SECURITIES  INC.,
                               A California corporation


                               By:
                                  ---------------------------------------------
                                  (Cliff Gamble, President and CEO)


                               LAKESIDE MORTGAGE FUND, LLC,
                               A California limited liability company

                               By: Lakeside Financial Group, Inc., Manager


                               By:
                                  ---------------------------------------------
                                  (William F. Webster, President)


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